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                                             As filed pursuant to Rule 424(b)(3)
                                                under the Securities Act of 1933
                                                      Registration No. 333-39158


                    FIRST SUNAMERICA LIFE INSURANCE COMPANY
                          FS VARIABLE SEPARATE ACCOUNT

             SUPPLEMENT TO THE POLARIS PROSPECTUS DATED MAY 1, 2001
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 THE FOLLOWING INFORMATION REPLACES ALL PREVIOUS SUPPLEMENTS TO THE PROSPECTUS
                               DATED MAY 1, 2001.

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        As of July 1, 2001, WM Advisors, Inc. replaces Goldman Sachs Asset
Management as the investment sub-adviser to the Asset Allocation Portfolio. The portfolio's name and investment objective have not changed. Currently, the fee structure for management of the Asset Allocation Portfolio is the same.

THE FOLLOWING IS ADDED AS THE LAST SENTENCE OF THE FIRST PARAGRAPH UNDER THE HEADING DOLLAR COST AVERAGING ON PAGE 11 OF THE PROSPECTUS:

        Fixed account options are not available as target accounts for the DCA program.

THE FOLLOWING IS INSERTED IN THE DEATH BENEFIT SECTION FOLLOWING THE DISCUSSION OF DEATH BENEFITS FOR CONTRACTS ISSUED ON OR AFTER APRIL 28, 1997, ON PAGE 13 OF THE PROSPECTUS:

The information below describes the death benefits on contracts issued on or after October 24, 2001:

The death benefit is the greatest of:

        - the contract value at the time we receive all required paperwork and satisfactory proof of death; or

        - total Purchase Payments reduced for any withdrawals (and fees and charges applicable to those withdrawals) in the same proportion that the withdrawal reduced the contract value on the date of each withdrawal; or

        - the maximum anniversary value on any contract anniversary prior to your 81st birthday. The anniversary value equals the contract value on a contract anniversary plus any Purchase Payments since that contract anniversary; and reduced for any withdrawals (and fees and charges applicable to those withdrawals) since the contract anniversary in the same proportion that each withdrawal reduced the contract value on the date of the withdrawal.

If you are age 90 or older at the time of death, the death benefit will be equal to contract value at the time we receive all required paperwork and satisfactory proof of death. Accordingly, you do not get the advantage of this death benefit if:

        -   you are age 81 or older at the time of contract issue; or

        -   you are age 90 or older at the time of your death.

THE FOLLOWING REPLACES ALL 3 PARAGRAPHS UNDER THE HEADING INSURANCE CHARGES ON PAGE 14 OF THE PROSPECTUS:


Date: October 22, 2001


                Please keep this Supplement with your Prospectus

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The Company deducts a mortality and expense risk charge in the amount of 1.52%, annually of the value of your contract invested in the Variable Portfolios. We deduct the charge daily. This charge compensates the Company for the mortality and expense risk and the costs of contract distribution assumed by the Company.

Generally, the mortality risks assumed by the Company arise from its contractual obligations to make income payments after the Annuity Date and to provide a death benefit. The expense risk assumed by the Company is that the costs of administering the contracts and the Separate Account will exceed the amount received from the administrative fees and charges assessed under the contract.

If these charges do not cover all of our expenses, we will pay the difference. Likewise, if these charges exceed our expenses, we will keep the difference.

THE FOLLOWING PARAGRAPHS ARE ADDED TO THE TAXES SECTION OF THE PROSPECTUS ON PAGE 17 PRECEDING THE HEADING DIVERSIFICATION:

        CONTRACTS OWNED BY A TRUST OR CORPORATION
        A Trust or Corporation ("Non-Natural Owner") that is considering purchasing this contract should consult a tax advisor. Generally, the IRC does not treat a Non-qualified contract owned by a non-natural owner as an annuity contract for Federal income tax purposes. The non-natural owner pays tax currently on the contract's value in excess of the owner's cost basis. Please see the Statement of Additional Information for a more detailed discussion of the potential adverse tax consequences associated with non-natural ownership of a Non-Qualified contract.

        GIFTS, PLEDGES AND/OR ASSIGNMENTS OF A NON-QUALIFIED CONTRACT
        If you gift your Non-qualified contract to a person other than your spouse (or former spouse incident to divorce) you will pay federal tax on the contract's cash value to the extent it exceeds your cost basis. The recipient's cost basis will be increased by the amount on which you will pay federal taxes. Also, the IRC treats any assignment or pledge (or agreement to assign or pledge) of any portion of a Non-qualified contract as a withdrawal. Please see the Statement of Additional Information for a more detailed discussion regarding the potential tax consequences of gifting, assigning or pledging a Non-Qualified contract.

THE FOLLOWING IS ADDED AS THE LAST SENTENCE OF THE FIRST PARAGRAPH UNDER THE HEADING THE SEPARATE ACCOUNT ON PAGE 18 OF THE PROSPECTUS:

        Assets in the separate account are not guaranteed by Anchor National.


Date: October 22, 2001


                Please keep this Supplement with your Prospectus

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